Exhibit 28(g)

CUSTODY AGREEMENT

PFM Funds

AGREEMENT, dated as of November __, 2013, between PFM Funds (the “Trust”), a statutory trust organized under the laws of the Commonwealth of Virginia with its principal place of business at Harrisburg, Pennsylvania 17101 and Wells Fargo Bank, N.A. (the “Custodian”), a banking association organized under the laws of the United States of America with a principal place of business at Minneapolis, Minnesota 55479.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust desires to appoint the Custodian as custodian of the securities and cash of each of the investment portfolios (each a “Fund” and collectively the “Funds”) listed in Appendix A and the Custodian is willing to act in such capacity upon the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

SECTION 1.          DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified, insofar as the context will allow.

(a)          Appropriate Instructions: The Trust shall from time to time deliver a certificate listing those persons authorized by the Trust to deliver instructions and the class of instructions which they are authorized to deliver. The certificate may designate the Investment Advisor as such person in which case the Custodian shall rely on a written authorization signed by an officer of the Investment Advisor designating those persons who are authorized by the Investment Advisor to act in its behalf and the class of instructions which they are authorized to deliver. The Custodian may rely on any certificate of the Trust or written authorization of the Investment Advisor until receipt by the Custodian of a replacement certificate or authorization. The term Appropriate Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind in original writing containing signatures, or a copy of such document transmitted by facsimile transmission, electronic mail or other electronic transmission of text (including electronic records attached thereto): (i) given by any person or entity whose name is listed on the most recent certificate delivered by the Trust or the Investment Advisor to the Custodian which lists those persons authorized to give authorizations and instructions in the name of and on behalf of the Trust and that are within the class of instructions for which such person is authorized to deliver; or (ii) given by any other person authorized by the Trust to give instructions or directions to the Custodian hereunder or whom the Custodian reasonably believe to be so authorized (such as an investment advisor or other agent designated by the Trust, for example). The parties hereto assume full responsibility for the security of electronically transmitted communications which they send. Any electronic mail or other electronic transmission of text will be deemed signed by the sender if the sender’s name or electronic address appears as part of, or is transmitted with, the electronic record. Any communication addressed and mailed shall be deemed to be given when received; and any communication sent by electronic transmission shall be deemed to be given when receipt of such transmission is acknowledged; and any communication delivered in person shall be deemed to be given when actually received by an authorized officer of the Custodian or the Trust or its agent. The Custodian will not incur any liability to anyone resulting from actions taken in good faith reliance on such communication or document. Nor shall the Custodian incur any liability in executing instructions from any person or entity authorized to act on behalf of the Trust or a Fund prior to receipt by the Custodian of notice of the revocation of the written authority of such person or entity.

(b)          Board: The term Board shall mean the Board of Trustees of the Trust.

(c)          Book-Entry Account: The term Book-Entry Account shall mean an account maintained by a Federal Reserve Bank in which Book-Entry Securities are held.

(d)          Book-Entry Securities: The term Book-Entry Securities shall mean securities issued by the United States Treasury and United States Federal agencies and instrumentalities that are maintained in the book-entry system maintained by a Federal Reserve Bank.

(e)          Cash Management Agreement: The term Cash Management Agreement shall mean that certain agreement between the Trust and the Cash Management Agreement Bank dated as of October 1, 2013 pursuant to which the Cash Management Agreement Bank provides, among other things, reporting, deposit, cash management, transfer and disbursement services related to deposit accounts maintained by the Cash Management Agreement Bank for the Funds.

(f)          Cash Management Agreement Bank. The term Cash Management Agreement Bank shall mean U.S. Bank National Association, and its successor and assigns.

(g)         Certificate: The term Certificate shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian and signed on behalf of a Fund by any two Officers of the Trust.

(h)         Clearing Member: The Term Clearing Member shall mean a registered broker-dealer that is a member of a national securities exchange qualified to act as a custodian for an investment company, or any broker-dealer reasonably believed by the Custodian to be such a clearing member.

(i)          Custodian: The term Custodian shall mean the Custodian in its capacity as custodian under this Agreement.

(j)          Depository: The term Depository shall mean The Depository Trust Company (“DTC”), Participants Trust Company (“PTC”), and any other clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, its successor(s) and its nominee(s). The term “Depository” shall further mean and include any person authorized to act as a depository pursuant to Section 17, Rule 17f-4 or Rule 17f-5 under the 1940 Act, its successor(s) and its nominee(s), specifically identified in a certified copy of a resolution of the Board of Trustees approving deposits therein by the Custodian.

(k)         Foreign Custodian: The term Foreign Custodian shall mean “Eligible Foreign Custodian” as that term is defined in Rule 17f-5 under the 1940 Act.

(l)          Foreign Securities: The term Foreign Securities shall mean “Foreign Securities” as that term is defined in Rule 17f-5 under the 1940 Act.

(m)        Fund Business Day: The term Fund Business Day shall mean a day that is a business day for a Fund as defined in the Fund's prospectus.

(n)         Funds: The term Funds shall mean the Funds listed in Appendix A or any Fund that the Trust shall subsequently establish, provided that the Custodian may decline to act as custodian for any Fund subsequently established.

(o)         Investment Advisor: The term Investment Advisor shall mean PFM Asset Management LLC, appointed by the Trust as investment manager of the Funds with authority to direct the Custodian on investments and, to the extent applicable, cash management, which authority shall remain in force unless and until revoked by the Trust in writing to the Custodian, and any successor investment advisor appointed from time to time by the Trust.

(p)         Officers: The term Officers shall be deemed to include the President, Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer or any other person or persons duly authorized by the Trustees of the Trust to execute any Certificate, instruction, notice or other instrument on behalf of the Fund and listed in the Certificate attached hereto or such other Certificate as may be received by the Custodian from time to time.

(q)         Securities: The term Securities shall mean bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities and investments from time to time owned by the Trust.

(r)          Securities Depository: The term Securities Depository shall mean a system, domestic or foreign, for the central handling of securities in which all securities of any particular class or series of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of the securities and shall include any system for the issuance of Book-Entry Securities.

(s)          Sub-Custodian: The term Sub-Custodian shall mean any person selected by the Custodian under Section 21 hereof and in accordance with the requirements of the 1940 Act to custody any or all of the Securities and cash of the Trust, and shall include Foreign Sub-Custodians.

SECTION 2.          APPOINTMENT

The Trust hereby appoints the Custodian as custodian of the Securities and cash of each Fund from time to time on deposit hereunder. The Securities and cash of each Fund shall be and remain the sole property of the Fund and the Custodian shall have only custody thereof. The Custodian shall hold, earmark and physically segregate for the appropriate Fund account of the Trust all non-cash property, including all Securities that are maintained pursuant to Section 6 in a Securities Depository or Book-Entry Account. The Custodian shall collect all income, principal and other distributions due and payable on Securities, cash or other property as to which it has custody responsibilities under this Agreement.

The Custodian shall open and maintain a separate bank or trust account or accounts in the name of the Trust and each Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Trust or a Fund. Notwithstanding the foregoing, the Custodian acknowledges that (i) the Trust has entered into the Cash Management Agreement pursuant to which the Cash Management Agreement Bank shall hold certain cash deposits and transfers of the Trust, and (ii) the Funds have the power to maintain Securities and cash in an account with a third-party custodian designated by the Trust for purposes of settling tri-party repurchase agreements, as further described in Section 5 hereof. Upon receipt of Appropriate Instructions, funds held by the Custodian for a Fund may be deposited by the Custodian to its credit in the banking department of the Custodian.

The Custodian represents, warrants, and agrees that it is a bank having the qualifications necessary to satisfy the requirements of Section 17(f) of the 1940 Act, and will do or cause to be done all reasonable things necessary to preserve and keep such qualifications in full force and effect.

SECTION 3.          DELIVERY OF EVIDENCE OF AUTHORITY

The Investment Advisor shall from time to time file with the Custodian a certificate specifying the person or persons to give Appropriate Instructions on behalf of the Investment Advisor, the class of instructions that person is authorized to give, and the number of signatories required and setting forth authentic signatures of all signatories authorized to sign, which shall constitute conclusive evidence of the authority of all signatories designated therein to act and shall be considered in full force and effect, with the Custodian fully protected in acting in reliance thereon, until the Custodian receives a copy of a replacement certificate adding or deleting a person or persons authorized to give Appropriate Instructions.

SECTION 4.          APPROPRIATE INSTRUCTIONS

For all purposes under this Agreement, the Custodian is authorized to act upon receipt of the Appropriate Instructions.

SECTION 5.          DEPOSIT OF ASSETS

The Trust will initially transfer and deposit or cause to be transferred and deposited with the Custodian all of the Securities, other property and cash owned by each Fund (except for cash that is on deposit with the Cash Management Agreement Bank and securities owned by a Fund that are in an account maintained with a third-party custodian designated by the Trust for purposes of settling tri-party repurchase agreements), provided that the Custodian shall have the right, in its sole discretion, to refuse, upon providing written notice to the Trust, to accept any securities or other property that are not in proper form for deposit or any reason. Such transfer and deposit shall be evidenced by Appropriate Instructions to receive such Securities, cash and other property. Except for cash and securities held with a third-party custodian as described in the immediately following paragraph, the Trust shall deposit with the Custodian additional Securities of the Funds and dividends or interest collected on such Securities as the same are acquired from time to time.

There shall be maintained on deposit with the Custodian from time to time (i) the net proceeds of Securities sold, and (ii) cash as may be acquired and not otherwise to be deposited with the Cash Management Agreement Bank.          The foregoing notwithstanding, upon receipt of Appropriate Instructions, a Fund shall have the power to maintain Securities and cash in an account with a third-party custodian designated by the Trust for purposes of settling tri-party repurchase agreements.

SECTION 6. DEPOSIT OF ASSETS WITH THIRD PARTIES

The Trust hereby authorizes the Custodian to deposit assets of the Funds (other than those assets subject to the Cash Management Bank Agreement) as follows:

(a)          With another bank licensed and regularly examined by the United States or any state thereof as the Trust shall permit by Appropriate Instructions, including any third-party custodian designated by the Trust for purposes of settling tri-party repurchase agreements.

(b)          In the Custodian or Sub-Custodian's account(s) with any Securities Depository.

(c)          Book-Entry Securities belonging to a Fund in a Book-Entry Account maintained for the Custodian.

So long as any deposit referred to in (b) or (c) above is maintained for a Fund, the Custodian shall: (i) deposit the Securities in an account that includes only assets held by the Custodian for customers; (ii) send the Trust a confirmation (i.e., an advice of notice of transaction) of any transfers of the Trust or a Fund to or from the account; (iii) with respect to Securities of a Fund transferred to the account, identify as belonging to the Fund a quantity of securities in a fungible bulk of securities that are registered in the name of the Custodian or its nominee, or credited to the Custodian's account on the books of a Securities Depository or the Custodian's agent; (iv) promptly send to the Trust all reports it receives from the appropriate Federal Reserve Bank or Securities Depository on its respective system of internal accounting control; and (v) send to the Trust such reports of the systems of internal accounting control of the Custodian and its agents through which Securities are deposited as are available and as the Trust may reasonably request from time to time.

Anything to the contrary in this Agreement notwithstanding, the Custodian shall be liable to the Trust (for the account of each Fund) for any loss or damage to the applicable Fund(s) resulting from the negligence (including failure to act), fault or willful misconduct of the Custodian, its agents or employees in selecting or using a Securities Depository or Book-Entry Account. The Custodian shall not waive any rights it may have against a Securities Depository or Federal Reserve Bank. The Trust on behalf of the affected Fund may elect to be subrogated to the rights of the Custodian against the Securities Depository or Federal Reserve Bank or any other person with respect to any claim that the Custodian may have as a consequence of any such loss or damage, if and to the extent that the Trust or the affected Fund has not been made whole for any such loss or damage.

SECTION 7.          REGISTRATION OF SECURITIES

The Securities held by the Custodian, unless payable to bearer or maintained in a Securities Depository or Book-Entry Account pursuant to Section 6 hereof, shall be registered in the name of the Custodian or in the name of its nominee for the account of the applicable Fund, or if directed by Appropriate Instructions, in the name of the Fund or its nominee. Any such nominee of the Custodian shall be under the Custodian’s exclusive control and shall be identified to the Trust. In the event that any Securities are registered in the name of the Fund or its nominee, the Trust on behalf of the Fund will endorse, or cause to be endorsed, to the Custodian dividend and interest checks, or will issue appropriate orders to the issuers of the Securities to pay dividends and interest to the Custodian. Securities, excepting bearer securities, delivered from time to time to the Custodian shall, in all cases, be in due form for transfer, or registered as above provided.

SECTION 8.          DISBURSEMENTS OF CASH

The Custodian is hereby authorized and directed to disburse cash to or from a Fund from time to time only as follows:

(a)          For the purchase of Securities by the Fund, upon receipt by the Custodian of Appropriate Instructions specifying the Securities and stating the purchase price and the name of the broker, investment banker or other party to or upon whose order the purchase price is to be paid, such Appropriate Instructions to be received by the Custodian in accordance with the parties’ mutually agreed upon instruction deadline schedule (such schedule, as may be amended in writing from time to time by the parties hereto, is referred to herein as the “Schedule of Deadlines”, and is attached hereto as Appendix “B”), and (ii) either the Securities so purchased, in due form for transfer or already registered as provided in Section 7, or notification by a Securities Depository or a Federal Reserve Bank that the Securities have been credited to the Custodian's account with the Securities Depository or Federal Reserve Bank.

(b)          For transferring funds, including mark-to-the-market payments, in connection with a repurchase agreement covering Securities that are to be delivered to a third party custodian as provided in Section 6 (a), upon receipt by the Custodian of Appropriate Instructions.

(c)          For exercising warrants and rights received upon the Securities, upon timely receipt of Appropriate Instructions authorizing the exercise of such warrants and rights and stating the consideration to be paid.

(d)          For repaying, in whole or in part, any loan of a Fund, or returning cash collateral for Securities loaned by a Fund, upon receipt of Appropriate Instructions directing payment and stating the Securities, if any, to be received against payment.

(e)          For transferring funds to any Sub-Custodian.

(f)          To advance or pay out accrued interest on bonds purchased, dividends on stocks sold and similar items, upon receipt of Appropriate Instructions.

(g)          To pay proper compensation and expenses of the Custodian, upon receipt of Appropriate Instructions.

(h)          To pay, or provide a Fund with money to pay, taxes, upon receipt of Appropriate Instructions.

(i)          To transfer funds to a separate checking account or demand deposit accounts, including those maintained by the Cash Management Agreement Bank, maintained by the Trust on behalf of a Fund, upon receipt of Appropriate Instructions.

Notwithstanding the foregoing, the Custodian may disburse cash for other purposes; provided, however, that such disbursement may be made only upon receipt of Appropriate Instructions stating that such disbursement was authorized by resolution of the Board.

SECTION 9.          DELIVERY OF SECURITIES

The Custodian is hereby authorized and directed to deliver Securities of the Funds from time to time only as follows:

(a)          For completing sales of Securities sold by a Fund, upon receipt of (i) Appropriate Instructions specifying the Securities sold, the amount to be received and the broker, investment banker or other party to or upon whose order the Securities are to be delivered, such Appropriate Instructions to be received by the Custodian in accordance with the Schedule of Deadlines, and (ii) against payment of the net proceeds of sale in the amount specified in the Appropriate Instructions in accordance with the then current securities industry practices and in form satisfactory to the Custodian; provided, however, that the Custodian may accept payment in connection with the sale of Book-Entry Securities and Securities on deposit with a Securities Depository by means of a credit in the appropriate amount to the account described in Section 6(b) or (c) above. For exchanging Securities for other Securities (and cash, if applicable), upon timely receipt of (i) Appropriate Instructions stating the Securities to be exchanged, cash to be received and the manner in which the exchange is to be made and (ii) the other Securities (and cash, if applicable) as specified in the Appropriate Instructions.

(b)          For exchanging or converting Securities pursuant to their terms or pursuant to any plan of conversion, consolidation, recapitalization, reorganization, re-adjustment or otherwise, upon timely receipt of (i) Appropriate Instructions authorizing such exchange or conversion and stating the manner in which such exchange or conversion is to be made and (ii) the Securities, certificates of deposit, interim receipts, and/or cash to be received as specified in the Appropriate Instructions.

(c)          For presenting for payment Securities that have matured or have been called for redemption;

(d)          For depositing with the lender Securities to be held as collateral for a loan to a Fund or depositing with a borrower Securities to be loaned by a Fund, (i) upon receipt of Appropriate Instructions directing delivery to the lender or borrower and suitable collateral, if Securities are loaned or (ii) pursuant to the terms of a separate securities lending agreement.

(e)          For complying with a repurchase agreement, upon receipt of Appropriate Instructions stating (i) the securities to be delivered and the payment to be received and (ii) payment.

(f)          For depositing with a depository agent in connection with a tender or other similar offer to purchase Securities of a Fund, upon receipt of Appropriate Instructions.

(g)          For depositing Securities with the issuer thereof, or its agents, for the purpose of transferring such Securities into the name of a Fund, the Custodian or any nominee of either in accordance with Section 7, upon receipt of Appropriate Instructions.

(h)          For other proper purposes; provided, that the Custodian shall receive Appropriate Instructions requesting such delivery.

(i)          Notwithstanding the foregoing, the Custodian may, without Appropriate Instructions, surrender and exchange Securities for other Securities in connection with any reorganization, recapitalization, or similar transaction in which the owner of the Securities is not given an option; provided, however, that the Custodian has no responsibility to effect any such exchange unless it has received actual notice of the event permitting or requiring such exchange. To facilitate any such exchange, the Custodian is authorized to surrender against payment maturing obligations and obligations called for redemption and to effectuate the exchange in accordance with customary practices and procedures established in the market for exchanges.

SECTION 9A.           SETTLEMENTS

Anything to the contrary in Sections 2, 8(a) and 9(a) hereof notwithstanding, receipts of principal of and interest and dividends on Securities, the purchase of Securities and the sale of Securities shall be effected on a contractual settlement basis unless the type of or form of Security otherwise dictates. The Custodian agrees to promptly notify the Trust or agent designated by the Trust of any failed transaction regarding a Security, and to cooperate with the Trust or its designated agent to remedy such failure.

The Custodian shall not be liable or responsible for or on account of any act or omission of any broker or other agent designated by the Trust to purchase or sell securities for the account of the Trust or the Funds. The Custodian shall not be responsible for loss occasioned by the acts, neglects, defaults or insolvency of any broker, bank, trust company or other person with whom the Custodian may deal in the absence of bad faith on the part of the Custodian.

SECTION 10.          BORROWINGS

If and to the extent permitted, the Trust will cause any person from which it borrows money on behalf of a Fund using Securities as collateral to deliver to the Custodian a notice of undertaking in the form currently employed by the lender setting forth the amount that the lender will loan to the Trust against delivery of a stated amount of collateral. Prior to settlement on such borrowing, the Trust shall deliver to the Custodian Appropriate Instructions for each loan, stating (i) the name of the lender, (ii) the amount and terms of the loan, which terms may be specified by incorporating by reference an attached promissory note or loan agreement duly endorsed by the Trust on behalf of the Fund, (iii) the time and date, if known, on which the loan will be consummated (the “borrowing date”), (iv) the date on which the loan becomes due and payable, (v) the total amount payable to the Fund on the borrowing date, (vi) the market value of Securities to be delivered as collateral for such loan and (vii) the name of the issuer, the title and the number of shares or principal amount of the Securities to be delivered as collateral. The Custodian shall deliver on the borrowing date such specified collateral and the executed promissory note, if any, and receive from the lender the total amount of the loan proceeds; provided, however, that no delivery of Securities shall occur if the amount of loan proceeds does not conform to the amount set forth in the Appropriate Instructions, or if such Instructions do not contain the requirements of (vii) above. The Custodian may, at the option of the lender, keep such collateral in its possession; provided such collateral is subject to all rights given the lender by any promissory note or loan agreement executed by the Trust on behalf of a Fund.

The Custodian shall deliver, from time to time, any Securities required as additional collateral for any transaction described in this Section, upon receipt of Appropriate Instructions. The Trust shall cause all Securities released from collateral status to be returned directly to the Custodian.

SECTION 11.         INDEBTEDNESS TO CUSTODIAN

The Trust hereby agrees that the Custodian shall have a continuing lien and security interest, to the extent of any overdraft or indebtedness, in any property then held by the Custodian or its agents for the benefit of a Fund, or in which the Fund may have an interest.

SECTION 12.         SECURITIES LOANS

The Custodian may from time to time lend securities of a Fund in accordance with and pursuant to a separate securities lending agreement.

SECTION 13.         OPTIONS, FUTURES CONTRACTS AND SEGREGATED ACCOUNTS

The Custodian's responsibilities regarding options, futures contracts and segregated accounts will be governed by the following sub-paragraphs:

(a)          Options.

(i)          Upon receipt of Appropriate Instructions relating to the purchase of an option or sale of a covered call option, the Custodian shall: (A) receive and retain confirmations or other documents, if any, evidencing the purchase or writing of the option; (B) if the transaction involves the sale of a covered call option, deposit and maintain in a segregated account the Securities (either physically or by book-entry in a Securities Depository) subject to the covered call option written on behalf of the Funds; and (C) pay, release and/or transfer such securities, cash or other assets in accordance with any notices or other communications evidencing the expiration, termination or exercise of such options which are furnished to the Custodian by the Options Clearing Corporation (the “OCC”), the Securities or Options Exchanges on which such options were traded, or such other organization as may be responsible for handling such option transactions.

(ii)         Upon receipt of Appropriate Instructions relating to the sale of a naked option (including stock index and commodity options), the Custodian, the Trust and the broker-dealer shall enter into an agreement to comply with the rules of the OCC or of any registered national securities exchange or similar organizations(s). Pursuant to that agreement and any Appropriate Instructions, the Custodian shall: (A) receive and retain confirmations or other documents, if any, evidencing the writing of the option; (B) deposit and maintain in a segregated account Securities (either physically or by book-entry in a Securities Depository) cash and/or other assets; and (C) pay, release and/or transfer such Securities, cash or other assets in accordance with any such agreement and with any notices or other communications evidencing the expiration, termination or exercise of such option which are furnished to the Custodian by the OCC, the Securities or Options Exchanges on which such options were traded, or such other organization as may be responsible for handling such option transactions. The Custodian shall not be responsible for determining the quality and quantity of assets held in any segregated account established in compliance with applicable margin maintenance requirements and the performance of other terms of any option contract.

(b)           Futures Contracts. Upon receipt of Appropriate Instructions, the Custodian shall enter into a futures margin procedural agreement among the Trust, the Custodian and the designated futures commission merchant (a “Procedural Agreement”). Under the Procedural Agreement the Custodian shall: (A) receive and retain confirmations, if any, evidencing the purchase or sale of a futures contract or an option on a futures contract by a Fund; (B) deposit and maintain in a segregated account cash, Securities and/or other assets designated as initial, maintenance or variation “margin” deposits intended to secure each Funds’ performance of its obligations under any futures contracts purchased or sold, or any options on futures contracts written by the Funds, in accordance with the provisions of any Procedural Agreement designed to comply with the provisions of the Commodity Futures Trading Commission and/or any commodity exchange or contract market (such as the Chicago Board of Trade), or any similar organization(s), regarding such margin deposits; and (C) release assets from and/or transfer assets into such margin accounts only in accordance with any such Procedural Agreements. The Custodian shall not be responsible for determining the type and amount of assets held in the segregated account or paid to the broker-dealer in compliance with applicable margin maintenance requirements and the performance of any futures contract or option on a futures contract in accordance with its terms.

(c)           Segregated Accounts. Upon receipt of Appropriate Instructions, the Custodian shall establish and maintain on its books a segregated account or accounts for and on behalf of each Fund, into which account or accounts may be transferred assets of each Fund, including Securities maintained by the Custodian in a Securities Depository, said account or accounts to be maintained (i) for the purpose of compliance by the Fund with the procedures required by SEC 1940 Act Release Number 10666 or any subsequent release or releases relating to the maintenance of segregated accounts by registered investment companies or (ii) for such other purposes as may be set forth, from time to time in Appropriate Instructions. The Custodian shall not be responsible for the determination of the type or amount of assets to be held in any segregated account referred to in this paragraph.

SECTION 14.         EXERCISE OF POWERS WITH RESPECT TO SECURITIES

The Custodian assumes no duty, obligation or responsibility whatsoever to exercise any voting or consent powers with respect to the Securities held by it from time to time hereunder. The Trust or such persons as it may designate shall have the right to vote, consent or otherwise act with respect to such Securities. The Custodian will exercise its best efforts (as defined in Section 17) to furnish to the Trust in a timely manner all proxies or other appropriate authorizations with respect to Securities registered in the name of the Custodian or its nominee, so that the Trust or its designee may vote, consent or otherwise act.

SECTION 15.         COMPENSATION

(a)          The Trust commits each Fund to pay to the Custodian compensation for its services as set forth in a separate Fee Agreement, or as shall be set forth in written amendments to such separate Fee Agreement approved by the Trust and the Custodian from time to time.

(b)          The Custodian shall pay all fees and expenses of any Sub-Custodian not appointed at the request of the Trust.

SECTION 16.         CORPORATE ACTIVITY

The Custodian will exercise its best efforts to forward to the Trust in a timely manner all notices of shareholder meetings, proxy statements, annual reports, conversion notices, call notices, information concerning redemption rights that are exercisable at the Trust’s option, tender or exchange offers, or other notices or written materials of any kind (excluding share certificates and dividend, principal and interest payments) sent to the Custodian as registered owner of Securities. Best efforts as used in this Agreement shall mean the efforts reasonably believed in good faith by the Custodian to be adequate in the circumstances. The foregoing notwithstanding, if the Custodian receives a class action litigation proof of claim in respect to any of the Securities, the Custodian shall file such claims on behalf of the Trust.

Upon receipt of warrants or rights issued in connection with the assets of a Fund, the Custodian shall enter into its ledgers appropriate notations indicating such receipt and shall notify the Fund of such receipt. However, the Custodian shall have no obligation to take any other action with respect to such warrants or rights, except as directed in Appropriate+ Instructions.

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Board of Trustees of the Trust to keep the books of account of each Fund and/or compute the net asset value per share of the outstanding shares of each Fund or, upon Appropriate Instructions, shall itself keep such books of account and/or compute such net asset values per share. Upon Appropriate Instructions, the Custodian shall also calculate daily the net income of each Fund as described in the Fund’s currently effective prospectus and shall advise the Trust and the Trust’s transfer agent daily of the total amounts of such net income and, upon Appropriate Instructions, shall advise the Trust’s transfer agent periodically of the division of such net income among its various components. The calculations of the net asset value per share and the daily income of each Fund shall be made at the time or times described from time to time in the applicable Fund’s currently effective prospectus.

The Custodian shall take all reasonable actions, as agreed to by the Trust and the Custodian, to assist the Trust in obtaining from year to year favorable opinions from the Trust's independent auditors with respect to the Custodian's activities hereunder in connection with the preparation of the Trust’s Forms N-1A, Forms N-SAR or other reports to the Securities and Exchange Commission with respect to any other requirements of such Commission.

The Custodian shall provide the Trust, at such times as the Trust may reasonably require, with reports by independent accountants on the accounting system, internal accounting controls and procedures for safeguarding Securities, futures contracts and options on futures contracts, including Securities deposited and/or maintained in a Securities System, relating to the services provided by the Custodian hereunder; such reports shall be of sufficient scope, and in sufficient detail, as may reasonably be required by the Trust to provide reasonable assurance that any material inadequacies would be disclosed by such examination and, if there are no such inadequacies, the reports shall so state.

SECTION 17.         RECORDS

The Custodian acknowledges and agrees that all books and records maintained for the Trust or a Fund in any capacity under this Agreement are the property of the Trust and may be inspected by the Trust, its agents or any authorized regulatory agency at any reasonable time. Upon request all such books and records will be surrendered promptly to the Trust. The Custodian agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 of the 1940 Act any records related to services provided under this Agreement and required to be maintained by Rule 31a-1 under the 1940 Act.

SECTION 18.         LIABILITY

The Custodian shall care for the Securities, cash and other property in its custody as if, and to the same standard as it would its own property. The Custodian assumes only the usual duties and obligations normally performed by custodians of open-end investment companies. The Custodian specifically assumes no responsibility for the management, investment or reinvestment of the Securities from time to time owned by the Funds, whether or not on deposit hereunder. The Custodian assumes no duty, obligation or responsibility whatsoever with respect to Securities not maintained under the custody of the Custodian pursuant to this Agreement; provided however, the foregoing limitation (a) shall in no way apply to Securities held by a Sub-Custodian appointed by the Custodian pursuant to Section 21 hereof and (b) shall in no way preclude the Trust from seeking reimbursement of charges assessed against the Trust by the Cash Management Agreement Bank for draws under its day light overdraft coverage arising from the Custodian’s negligence or willful misconduct.

The Custodian may rely upon the advice of counsel, who may be counsel for the Trust or for the Custodian, and upon statements of accountants, brokers or other persons believed by the Custodian in good faith to be expert in the matters upon which they are consulted. The Custodian shall not be liable for any action taken in good faith reliance upon such advice or statements. The Custodian shall not be liable for action taken in good faith in accordance with any Appropriate Instructions, request or advice of the Trust or its officers, or information furnished by the Trust or its officers. The Custodian shall not be liable for any non-negligent action taken in good faith and reasonably believed by it to be within the powers conferred upon it by this Agreement.

No liability of any kind, other than to the Trust or affected Fund, shall attach to the Custodian by reason of its custody of the Securities and cash held by the Custodian hereunder or otherwise as a result of its custodianship. In the event that any claim shall be made against the Custodian, it shall have the right to pay the claim and reimburse itself from the assets of the affected Fund; provided, however, that no such reimbursement shall occur unless the affected Fund is notified in writing of the claim and is afforded an opportunity to contest or defend the claim, if it so elects. Each Fund agrees to indemnify and hold the Custodian harmless for any loss, claim, damage or expense arising out of the custodian relationship under this Agreement; provided such loss, claim, damage or expense is not the direct result of the Custodian's negligence or willful misconduct.

SECTION 19.         TAXES

The Custodian shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed upon the Securities held by it hereunder, or upon the income therefrom. Upon Appropriate Instruction, the Custodian may pay any such tax, assessment or charge and reimburse itself out of the monies of the Fund or the Securities held hereunder. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with the receipt of income or other payments with respect to the Securities of each Fund held by it and in connection with transfers of such Securities.

SECTION 20.         FOREIGN SECURITIES

The Custodian shall be authorized to provide services as an eligible foreign custodian and act as a foreign custody manager, as those terms are defined in Rule 17f-5 under the 1940 Act, as amended. The Custodian shall not maintain assets of the Trust with a foreign custodian or a foreign securities depository unless approved by the Board and shall not be responsible for acting as a foreign custody manager unless and until the Custodian accepts such delegation of responsibility pursuant to a separate Delegation Agreement or Foreign Custody Manager Agreement approved by the Board of Directors, that describes the Custodian's duties as a foreign custody manager and identifies the Funds for which the Custodian will so act.

SECTION 21.         SUB-CUSTODIANS

The Custodian may from time to time appoint one or more Sub-Custodians, provided that, such Sub-Custodians possess the qualifications necessary to satisfy the requirements of Section 17(f) of the 1940 Act. The Custodian shall be liable to the Trust for any loss which shall occur as a result of the failure of the Sub-Custodian to exercise reasonable care with respect to the safekeeping of assets to the same extent that the Custodian would be liable to the Trust as a result of the failure of the Custodian to exercise reasonable care. The Custodian shall be liable to the Trust under this paragraph only to the extent of the Trust's direct damages, to be determined based on the market value of the assets which are subject to loss and without reference to any special conditions or circumstances.

SECTION 22.         EFFECTIVENESS, DURATION AND TERMINATION

(a)          This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and shall become effective on the date hereof. This Agreement shall remain in effect until terminated as hereinafter provided.

(b)          This Agreement shall be for an initial term of five (5) years from the effective date hereof, unless sooner terminated in accordance with the provisions below. Thereafter, this Agreement may be renewed by the Trust for two (2) additional one (1)-year terms; provided that, in connection with any such renewal, if the Trust desires to amend or modify any other term or condition of this Agreement, such amendment or modification must be agreed upon by both parties. This Agreement may be terminated by either party upon written notice to the other. The termination shall become effective at the time specified in the notice but no earlier than one hundred eighty (180) days after the date of the notice. Upon notice of termination, the Trust shall use its best efforts to obtain a successor custodian. If a successor custodian is not appointed within ninety (90) days after the date of the notice of termination, the Board shall, by resolution, designate the Trust as its own custodian. Each successor custodian shall be a person qualified to serve under the 1940 Act. Promptly following receipt of written notice from the Trust of the appointment of a successor custodian and receipt of Appropriate Instructions, the Custodian shall deliver all Securities and cash it then holds directly to the successor custodian and shall, upon request of the Trust and the successor custodian and upon payment of the Custodian's reasonable charges and disbursements, (i) execute and deliver to the successor custodian an instrument approved by the successor custodian's counsel transferring to the successor custodian all the rights, duties and obligations of the Custodian, (ii) transfer to the successor custodian the originals or copies of all books and records maintained by the Custodian hereunder and (iii) cooperate with, and provide reasonable assistance to, the successor custodian in the establishment of the books and records necessary to carry out the successor custodian's responsibilities hereunder. Upon delivery of the Securities and other assets of the Trust and compliance with the other requirements of this Section 21, the Custodian shall have no further duty or liability hereunder. Every successor custodian appointed hereunder shall execute and deliver an appropriate written acceptance of its appointment and shall thereupon become vested with the rights, duties and obligations of the predecessor custodian.

SECTION 23.         REQUIRED PERFORMANCE ON FUND BUSINESS DAYS

Nothing contained in this Agreement is intended to or shall require the Custodian, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day. Functions or duties normally scheduled to be performed on any day which is not a Fund Business Day shall be performed on, and as of, the next Fund Business Day unless otherwise required by law.

SECTION 24.         MISCELLANEOUS

(a)          This Agreement shall extend to and bind the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Custodian, or by the Custodian without the written consent of the Trust. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party so long as the assignee is an affiliate, parent or subsidiary of the assigning party and the assignee of the Custodian is qualified to serve as custodian under the 1940 Act.

(b)          In connection with the operation of this Agreement, the Custodian and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided, however, that no such interpretive or additional provisions shall contravene any applicable federal or state laws or regulations or any provisions of the Declaration of Trust or By-Laws of the Trust. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

(c)          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

(d)           The captions inserted herein are for convenience of reference and shall not affect, in any way, the meaning or interpretation of this Agreement.

(e)           Neither the Trust nor Custodian shall be deemed responsible if it fails to perform any services as a result of one or more of the following causes: (a) the failure to receive Appropriate Instructions; (b) interruptions or delays affected by information or communications systems; (c) exchange or market rulings, disruptions in orderly trading on any exchange or market caused by market volatility or trading volume; (d) suspension of trading; (e) computer, or operational system failures; (f) “Acts of God”; (g) any outbreak or escalation of hostilities, war, terrorism, riots, or civil disorders in any country; or (h) other unusual circumstances not reasonably within the control of either party.

(f)           All service and performance standards are based upon the Custodian’s receipt of Appropriate Instructions, including but not limited to, trade orders in good order and properly authorized.

The foregoing notwithstanding, the Custodial shall be absolved from liability under subsections (b) and (e) above only if the Custodian has implemented and has in effect a business continuity/disaster recovery plan and backup systems that are customary in the industry.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PFM FUNDS

By:

WELLS FARGO BANK, N.A.

By:

Appendix A

PFM Funds Prime Series

PFM Funds Government Series

APPENDIX B

Schedule of Deadlines

DTC Trade Communication Cutoff Time	2:15 Eastern Time

Fed Trade Communication Cutoff Time	2:15 Eastern Time

Tri-Party Repurchase Agreement Cutoff time	3:15 Eastern Time

The Trust agrees to notify the Custodian promptly to the extent it anticipates any trades requiring account set-up.